Exhibit 10.6

EXECUTED COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 11th day of May, 2015 (the “Signature Date”) between ACASTI PHARMA INC. (the “Company”) and Janelle D’Alvise (the “Executive”) (collectively referred to as the “Parties”)

RECITALS:

A.	The Executive has valuable skills and experience which will be of assistance to the Company in managing its business in the challenging and rapidly changing business environment in which it operates.

B.	The Company has offered the Executive employment on the terms set out in this Agreement, and the Executive has accepted the Company’s offer, effective on the Effective Date (as d fined below).

THEREFORE, the Parties agree as follows:

SECTION 1: DUTIES AND RESPONSIBILITIES

1.1	Position

Starting on June 1. 2016 (the “Effective Date”), the Executive will be employed at full-time by the Company as its President and Chief Executive Officer (“CEO”). The Executive will carry out those duties, responsibilities and reporting requirements which are ordinarily expected of a President and CEO, and such other reasonable duties as may from time to time be assigned by the Board of Directors or its designate. Starting on the Effective Date, the Executive could serve as a director and officer of any affiliate(s) without further compensation. The Executive will be fully covered under the Company’s D&O insurance policy as of the Effective Date.

In order to maintain a majority of “independent” directors on the Board of Directors (as required under the rules and policies of Nasdaq Stock Market), the Executive will not be appointed to the Board of Directors of the Company on the Effective Date, but will rather be proposed as nominee for joining the Board of Directors at the next annual and general meeting of shareholders of the Company, currently scheduled for July 12, 2016.

1.2	Full Time and Attention and Fiduciary

The Executive shall devote full working time and attention in the performance of the Executive’s duties with the Company and its affiliates. While an employee of the Company, the Executive will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business, occupation or directorship, other than as a director of boards of directors for (i) charitable organizations or (ii) industry organizations related to the business of the Company. The Company acknowledges that the Executive has informed the Company of the existence her ongoing directorship, as chairman of the board or ObG Project, Inc. (a Delaware corporation based in New York City), which is not a competitor of the Company. The Company confirms that such existing participation on such Board shall not be in violation of this clause. The Executive is a fiduciary of the Company and shall act at all times in the Company’s best interests.

1.3	Location

The Executive’s office shall be virtual. It is the expectation that the Executive will operate out of the Company’s headquarters in the Montreal area between six (6) and eight (8) days per calendar month.

1.4	Compliance with Rules and Policies

The Executive will comply with all Company rules and policies, including the Code of Conduct and Insider Trading policy. The Company may, from time to time, amend, alter, change, delete or establish new rule and policies (collectively, the “Revised Policies”) to meet the business needs of the enterprise. The Executive agrees that, immediately upon receiving notice of such Revised Policies, the Executive’s employment will be governed by such Revised Policies.

SECTION 2: REMUNERATION

2.1	Base Salary

The Executive will be paid an annual salary in the amount of US$330,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices, as may be amended from time to time. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

2.2	Annual At Risk Incentive Compensation

(a)

The Executive will be eligible to earn an annual bonus (the “Bonus”) based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion. The target Bonus will be 40% of Base Salary and the maximum Bonus will be 80% of Base Salary and will be based on performance targets set by the Board. There is no representation that a Bonus in one year will be comparable to another year and under no circumstances is the Bonus to be considered part of the Executive’s Base Salary or other regular employment income. The Bonus for the Executive in the first year of employment will be pro-rated to the number of months of active employment completed by the Executive during that fiscal year.

(b)

The Bonus, if any, will be paid when the Company normally pays such Bonuses, and no later than 60 days following each applicable fiscal year end. If prior to the year end, the Executive’s active employment with the Company ceases at the Executive’s discretion, no Bonus will be paid. If, however, the Executive has received notice of termination, other than for cause, the Executive will still be eligible to earn a Bonus, pro-rated to the number of months of active employment completed by the Executive during that fiscal year, based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion, for that fiscal year.

2.3	Stock Options

(a)

The Executive shall be eligible to participate in the Company’s Stock Option Plan, as approved by the Board and as amended from time to time (the “Stock Option Plan”). The vesting of stock options (“Options”), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plan and the grant documents.

(b)

Subject to TSXV and shareholder approval at the Corporation’s next annual and general meeting, the Board shall be asked (i) to amend the existing Stock Option Plan in order to raise the current limit of shares reserved for issuance under the Stock Option Plan, and (ii) approve the grant of options to purchase 525,000 common shares of the Company as of the Signature Date at a strike price per option equal to the closing price of the Company’s common shares on the TSXV on the eve of the Signature Date. The grant document(s) shall provide that vesting of the award will occur on an equal quarterly basis over a three (3) year term and expire after seven (7) years.

(c)

The grant documents will contain customary terms and conditions for awards of this nature, including specific provisions pursuant to which (i) vesting of all unvested options shall become fully vested as of the effective date of a change of control of the Company (as defined under the grant documents and the amended Stock Option Plan), (ii) upon a termination by the Company without cause, the vested portion of the Options, as of the termination date, will expire on the lesser of a) the period of time remaining until the expiry date, as set forth in the grant documents; and b) 12 months following the termination date, and (iii) the Company will expressly decline any repurchase right of the Options granted to the Executive.

(d)

The Executive will be eligible to receive additional annual grants. The quantum of such grants shall be set by the Board, in its discretion, having regard to Company practice and performance and the provisions of the Stock Option Plan, as amended from time to time.

2.4	Benefits

The Company agrees to reimburse the Executive up to 50% of her U.S. medical, dental and vision insurance premium (estimated at approximately US$621.62 per month) upon submission of proper documentation and receipts evidencing the same. The Company also agrees to cover 100% of any additional equivalent insurance coverage for her stay in Canada, if required.

2.5	Vacation

The Executive’s annual vacation entitlement will be four (4) weeks per year. The Executive is required to arrange vacation time to suit the needs of the Company. Vacation entitlements, including treatment of unused vacation time, shall be in accordance with the Company’s vacation policy.

2.6	Reimbursement of Expenses

(a)

The Company agrees to reimburse the Executive for any reasonable out of pocket expenses incurred in the course of performing her employment duties. Reimbursement will be conditional upon the Executive providing an itemized account and receipts. The Company may also provide the Executive with a credit card for such purposes and to facilitate the same.

(b)	The Company shall also reimburse the Executive for the following expenses:

(i)	Economy air flights between Executive domiciliary location and Montreal office of the Company;

(ii)	Hotel and other associated expenses for office time at the Montreal office of the Company;

(iii)

Home office expenses including the following: office supplies, postage, internet services, local and long-distance (including international service) call plans (for land line and cell phone), laptop computer, business cell phone and IT services.

(iv)	Canadian tax preparations and filings

(v)	Business laptop, monitor and a docking station in the Company’s headquarters in Montreal; and

(vi)	Any other reasonable business expenses as covered in the Company’s board approved budget (for example, this could include taking a key KOL to lunch, or attendance at a conference).

SECTION 3: TERMINATION OF EMPLOYMENT

3.1	Termination by the Company for Cause

The Company may terminate the Executive’s employment at any time for good and sufficient cause. “Cause” shall notably mean, but is not limited to: (i) an act of material dishonesty made by Executive in connection with Executive’s carrying out her job responsibilities to Company that is intended to benefit Executive directly or indirectly, (ii) Executive’s conviction of, or plea of nolo contender to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, and (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates. The expression “good and sufficient cause” should be interpreted the same way as Quebec Tribunals interpret and apply it.

If the Executive’s employment is terminated for cause, except as may be required by applicable employment standards legislation, no notice and/or severance will be provided.

3.2	Termination by the Company without Cause or Upon Change of Control

(a)

Severance Payments. The Company may terminate the Executive’s employment at any time without cause by providing the Executive with a 60-day notice of termination, and afterwards, payment of Base Salary, equal to twelve (12) months (the “Severance Period”) plus any Bonus payable under Section 2.2(b), if any. The Company is obligated to make payment of Base Salary, equal to the Severance Period months plus any Bonus payable under Section 2.2(b), if any, should the Executive be terminated upon a “Change of Control” event, as such term is defined under the Corporation Stock Option Plan.

(b)

The foregoing arrangements set out in (a) fully satisfy the Company’s and all affiliates’ obligations to the Executive in respect of the termination of her employment and she will not be entitled to further notice of termination or severance pay under common law, civil law or contract. The Executive irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Executive may claim to be entitled, now or in the future.

3.3	Termination by Executive With Notice

If the Executive decides to resign from employment, the Executive will provide the Company with at least 60 days’ advance written notice. The Company may, at any time during such notice period, relieve the Executive from all or any of her duties for all or part of the remainder of the notice period. This may include a requirement that the Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work. Whether or not the Executive is relieved of any duties, during the notice period, the Executive will be paid Base Salary and other benefits in accordance with this Agreement; the Executive’s employment will not be terminated by any removal of duties and her employment will continue during the notice period and the Executive will continue to be bound by her obligations under this Agreement.

3.4	Termination by Executive With Good Reason

(a)

For the purpose of this article 3.4, “Good Reason” shall mean without Executive’s express written consent substantial changes to the essential conditions of employment of the Executive, such as (i) a significant reduction or adverse change in Executive’s duties, position, reporting relationship or responsibilities, or the removal of Executive from such duties, position or responsibilities; (ii) a significant reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction, other than a reduction applicable to all members of Company management; (iii) the relocation of Executive to a facility or a location more than forty (40) miles from Executive’s then present employment location. In addition, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition. If the condition is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days of the end of such cure period in order to qualify as a termination for Good Reason.

(b)

Severance Payments. If the Executive terminates her employment with the Company in accordance with the provisions under 3.4(a), the Company is obligated to make payment of Base Salary, equal to the Severance Period, plus any Bonus payable under Section 2.2(b), if any.

(c)

The foregoing arrangements set out in (b)3.4(b) fully satisfy the Company’s and all affiliates’ obligations to the Executive in respect of the termination of her employment and she will not be entitled to further notice of termination or severance pay under common law, civil law or contract. The Executive irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Executive may claim to be entitled, now or in the future.

3.5	Actions Required Upon Termination

Upon termination of the Executive’s employment for any reason, the Executive shall (i) upon the request of the Company, re-confirm and acknowledge the Executive’s agreement to be bound by the covenants and restrictions in SECTION 4, (ii) promptly return all Company property and records, in whatever form, to the Company and (iii) upon the request of the Company, immediately resign from any and all director or officer positions he may hold with the Company or its affiliates.

SECTION 4: EXECUTIVE COVENANTS

4.1	Non-Disparagement

The Executive shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any affiliates, and/or their management.

The Company shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Executive.

4.2	Confidential Information and Intellectual Property

The Executive shall sign and be bound by the standard Company’s Confidentiality and Intellectual Property Agreement.

4.3	Non-Competition

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive’s termination of employment for any reason, without the Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, professional, manager, executive, consultant or similar capacity, engage in or in any way be concerned with any competitor of the Company within Canada or the United States. For the purposes of this Section, a competitor of the Company is any business engaged in the development, manufacturing or commercialization of marine-derived omega-3 phospholipids, whether extracted from krill or from other marine sources, for any application or in any industry, including the nutraceutical or pharmaceutical industries.

4.4	Non-Solicitation and Non-Interference

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive’s termination of employment for any reason, without the Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, manager, executive, consultant or similar capacity, within Canada and the United States or any other country in which the Company carries on a business for which the Executive had responsibilities in last five (5) years of employment:

(a)

solicit, attempt to solicit, or communicate in any way with any employees or consultants of the Company for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

4.5	Acknowledgement

Due to the sensitive nature of the Executive’s position and the special access that the Executive will have to the Company’s confidential information and intellectual property, the Executive will be in a position to irreparably harm the Company should the Executive (either during the Executive’s term of employment with the Company, or subsequent to the termination of such employment) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Executive’s employment to the detriment of the Company. The Executive acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Company’s interests if made available to a competitor, or if used against the Company for competitive purposes. The Executive agrees that the covenants and restrictions contained in this Section 4 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement.

SECTION 5: GENERAL

5.1	Eligibility to Perform Services

The Executive hereby represents and warrants that (i) the Executive is not bound by any agreement, including any restrictive covenants, that may restrict the Executive from accepting employment with the Company and performing the duties assigned to him pursuant to this agreement. The Company acknowledges that it has been advised by the Executive of the existence of a non competition or similar covenant(s) that the Executive has with her former employer (the “Existing Covenants”). The Executive has advised the Company that her former employer, including its senior executives and its North American general counsel, confirmed that this Agreement and the Executive’s employment with, and performance of her duties for, the Company will not be in violation of the Existing Covenants.

5.2	Severability

If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

5.3	Entire Agreement

This Agreement, including the attached schedules and the agreements and other documents referenced in this Agreement, constitute the entire agreement between the Parties in respect of the employment of the Executive, and supersede and replace any and all prior agreements, understandings, representations, negotiations and discussions, whether express or implied, oral or written, pre-contractual or otherwise.

5.4	Legal Advice

The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Executive to seek independent legal advice prior to executing this Agreement.

5.5	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Quebec and the federal laws of Canada applicable in the Province of Quebec.

5.6	Currency and Withholding

Unless otherwise specified, all references to money amounts are to the lawful currency of United States. All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

5.7	Interpretation and Language

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir accepté que la présente convention ainsi que tout document exécuté et avis donné directement ou indirectement á la suite ou relativement á la presente cénvention soient rédigés en anglais.

(signatures follow on the next page)

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

By:	/s/ Roderick N. Carter
Name: Roderick N. Carter
Title: Chairman, Board of Directors

/s/ Gregory P. Kaminski	/s/ Janelle D’Alvise
Witness	Janelle D’Alvise